SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  Hydromer, Inc.
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  (Exact name of registrant as specified in its certificate of incorporation)


                New Jersey                              22-2303576
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 (State of incorporation or organization) (I.R.S. Employer Identification No.)

             35 Industrial Parkway
             Branchburg, New Jersey                    08876
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      (Address of principal executive offices)       (Zip Code)


                                  Hydromer, Inc.
  --------------------------------------------------------------------------
  (Exact name of registrant as specified in its certificate of incorporation)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered   Name of exchange on which each
                                          class is to be registered

Hydromer, Inc. Common Stock               Boston Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), please check the following box.   [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), please check the following box.   [ ]


Securities Act registration statement file numbers to which this form relates:

000-10683.
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      Securities to be registered pursuant to Section 12(g) of the Act:


                                    None
                              (Title of Class)
==============================================================================

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         1. Hydromer, Inc. Common Stock

            a. Dividend rights - none
            b. voting rights - each share is entitled to exercise one vote on proposals and/or election of directors.
            c. No preemption
            d. There is no provision in the certificate of incorporation that would delay, defer or prevent a change in control.

            (the rights of preferred shareholders which are not included in this registration are set forth in the restated certificate of incorporation which is attached as an exhibit. As of the effective date of this registration there are no preferred shares issued.)



ITEM 2.  EXHIBITS.

         1. Restated certificate of incorporation


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Hydromer, Inc. has duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

DATED: February 13 2002
       ----------------

By:   /s/ Robert Y. Lee
      -----------------
      Robert Y. Lee
      Title: V.P. of Finance


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                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                HYDROMER, INC.


A. The name of the corporation is Hydromer, Inc.

B. The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

C. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), and 15,000,000 shares of Common Stock, without par value ("Common Stock").

D. The powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the Preferred Stock shall be as follows:

     (1) (a) The Preferred Stock may be issued from time to time as shares of one or more series of Preferred Stock, and in the resolution or resolutions providing for the issue of shares of each particular series, before issuance, the Board of Directors of the Corporation is expressly authorized to fix:

          (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (ii) the rate of dividends payable on such series, whether or not dividends shall be cumulative, the date or dates from which dividends shall accrue and, if cumulative, shall be cumulative and the relationship which such dividends shall bear to dividends payable on any other series;

          (iii) whether or not the shares of such series shall be subject to the redemption by the Corporation and, if so, the times, prices and other terms and conditions of such redemption;

          (iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or a fund of a similar nature and, if so, the terms thereof;

          (v) the rights of the shares of each series in case of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any distribution of its assets;

          (vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock of the Corporation and, if so, the terms of conversion or exchange;


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          (vii) the consideration to be received by the Corporation for the shares of such series.


         (b) The shares of the Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from which dividends thereon shall accrue or be cumulative.

         (c) In case the stated dividends and the amounts, if any, payable on liquidation, dissolution or winding up of the Corporation are not paid in full, the shares of each series of the Preferred Stock, after the payment in full of such dividends and amounts to all series of the Preferred Stock ranking senior to such series and before any payment to any series ranking junior thereto, shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

         (d) Upon the issuance of any series of Preferred Stock, a certificate setting forth the resolution or resolutions (including the designation, description and terms of such series) adopted by the Board of Directors with respect to such series shall be made and files in accordance with the then applicable requirements, if any, of the laws of the State of New Jersey, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President, and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary, and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of New Jersey and in such other place or places as the Board of Directors shall designate.

     (2) The holders of each series of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds of the Corporation legally available for the payment of dividends, dividends in cash at the annual rate for such series provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 with respect to such series, before any dividends shall be declared and paid upon or set apart for the holders of any series of the Preferred Stock ranking junior to such series as to dividends or of any junior stock, payable in respect of each calendar quarter on a date, which shall be provided by the Board of Directors in such certificate with respect to such series, within fifty (50) days following the end of such quarter. Such dividends on the Preferred Stock shall be payable to holders of such series of record on the date, not exceeding fifty (50) days preceding the dividend payment date, fixed for the purpose by the Board of Directors which respect to such series in advance of the payment of each particular dividend.

     (3) If so provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1, the Corporation, at the option of the Board of Directors (or in accordance with the requirements of any sinking fund for any one or more series of Preferred Stock established by the Board of Directors), may redeem the whole or any part of the Preferred Stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be provided by the Board of Directors in such certificate together in each case with all dividends accrued and accumulated but unpaid (other than non-cumulative dividends from past dividend periods), but computed without interest, and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemptions.


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     (4) In the event of any liquidation, dissolution or winding up of the
         Corporation, whether voluntary or involuntary, the holders of each series of the Preferred Stock then outstanding shall be entitled to receive, after the payment in full of all amounts to which the holders of all series of the Preferred Stock ranking senior thereto are entitled, out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any series of the Preferred Stock ranking junior to such series upon liquidation, dissolution or winding up of the Corporation or of any junior stock, the amount, if any, for each share provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1, plus, in respect of each such share, all dividends accrued and accumulated but unpaid (other than non-cumulative dividends from past dividend periods), but computed without interest. If payment shall have been made in full to the holders of each series of the Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and pro rata in accordance with their respective holdings.

     (5) On all matters with respect to which holders of the Preferred Stock or of certain series thereof are entitled to vote as a single class, each holder of Preferred Stock afforded such class voting right shall be entitled to one vote for each share held.

     (6) For purposes of this Article, the term "junior stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized which shall rank junior to all series of the Preferred Stock as to all dividends or preference on dissolution, liquidation or winding up of the Corporation.

E. To the fullest extent permitted by the New Jersey Business Corporation Act as the same exists or may hereafter be amended, no director or officer of this Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except that no director or officer shall be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

                                   ***END***